Exhibit 99.1

FOR IMMEDIATE RELEASE

HCI Group Reports Third Quarter and Nine-Month 2013 Results

Tampa, Fla. – November 5, 2013 – HCI Group, Inc. (NYSE:HCI) reported results today for the three and nine months ended September 30, 2013.

Third Quarter 2013 – Financial Results

Income available to common stockholders in the third quarter of 2013 totaled $13.4 million or $1.13 diluted earnings per common share, compared with $2.8 million or $0.27 diluted earnings per common share in the third quarter of 2012.

Gross premiums earned in the third quarter of 2013 increased 53.0% to $81.2 million from $53.1 million in the same period in 2012. The increase was primarily due to policies assumed from Citizens Property Insurance Corporation in November 2012.

Net premiums earned (defined as gross premiums earned less premiums ceded to reinsurance companies) in the third quarter of 2013 increased 73.0% to $52.9 million from $30.6 million in the same period in 2012. Premiums ceded in the third quarter of 2013 were 34.8% of the company’s gross premiums earned, compared with 42.4% during the same period in 2012.

Losses and loss adjustment expenses during the third quarter of 2013 were $14.5 million compared with $15.0 million in the same period in 2012.

Policy acquisition and other underwriting expenses in the third quarter of 2013 were $8.9 million compared with $6.6 million in the previous year period. The increase was primarily attributable to commissions and premium taxes related to an increase in policy renewals. Other operating expenses, which include a variety of general and administrative expenses, totaled $8.8 million in the third quarter of 2013 compared with $4.7 million in the third quarter of 2012. The change was primarily due to increases in compensation and related expenses.

Interest expense from the company’s senior notes issued in January 2013 totaled $847,000 in the third quarter of 2013.

Third Quarter 2013 – Financial Ratios

The company’s loss ratio applicable to the third quarter of 2013 (defined as losses and loss adjustment expenses related to net premiums earned) was 27.4% compared with 49.1% in the third quarter of 2012. The loss ratio was positively impacted by a significant increase in premiums earned during the third quarter of 2013 as compared with the third quarter of 2012. In addition, third quarter 2012 results included losses totaling approximately $3.2 million related to claims from Tropical Storm Debby and Tropical Storm Isaac, which occurred in June and August 2012, respectively.

The expense ratio applicable to the third quarter of 2013 (defined as underwriting expenses, interest and other operating expenses related to net premiums earned) was 35.0% compared with 37.0% in the same year-ago period.

Expressed as a total of all expenses related to net premiums earned, the combined loss and expense ratio to net premiums earned was 62.4% in the third quarter of 2013 compared with 86.1% in the same prior year period.

Nine Months Ended September 30, 2013 – Financial Results

Income available to common stockholders for the nine months ended September 30, 2013 totaled $49.9 million or $4.32 diluted earnings per common share, compared with $16.8 million or $1.79 diluted earnings per common share for the nine months ended September 30, 2012.

Gross premiums earned for the nine months ended September 30, 2013 increased 52.1% to $245.7 million from $161.6 million in the same prior year period. The increase was primarily due to policies assumed from Citizens Property Insurance Corporation in November 2012.

Net premiums earned for the nine months ended September 30, 2013 increased 58.0% to $170.8 million from $108.1 million in the same period in 2012. Premiums ceded for the nine months ended September 30, 2013 were 30.5% of the company’s gross premiums earned, compared with 33.1% during the same period in 2012.

Losses and loss adjustment expenses for the nine months ended September 30, 2013 and 2012 were $47.8 million and $50.4 million, respectively.

Policy acquisition and other underwriting expenses for the nine months ended September 30, 2013 were $22.2 million compared with $19.7 million for the nine months ended September 30, 2012. Other operating expenses totaled $22.3 million for the nine months ended September 30, 2013 compared with $13.4 million for the nine months ended September 30, 2012.

Interest expense from the company’s senior notes issued in January 2013 totaled $2.4 million for the nine months ended September 30, 2013.

Nine Months Ended September 30, 2013 – Financial Ratios

The company’s loss ratio applicable to the nine months ended September 30, 2013 was 28.0% compared with 46.6% in the nine months ended September 30, 2012.

The expense ratio applicable to the nine months ended September 30, 2013 was 27.4% compared with 30.6% in the same period in 2012.

Expressed as a total of all expenses related to net premiums earned, the combined loss and expense ratio to net premiums earned was 55.4% in the nine months ended September 30, 2013 compared with 77.2% in the same period in 2012.

Management Commentary

“Our third quarter results continue to demonstrate the strength of our core insurance business,” said Paresh Patel, HCI Group’s chairman and chief executive officer. “We remain focused on maintaining strict underwriting standards, further capitalizing on the abundant opportunities in the market, and expanding and diversifying HCI through our information technology and real estate divisions.”

Conference Call

HCI Group will hold a conference call later today, November 5, 2013, to discuss these financial results. Chairman and chief executive officer, Paresh Patel, and chief financial officer, Richard Allen, will host the call starting at 4:30 p.m. Eastern time. A question and answer session will follow management’s presentation.

Dial-In Number: 877-407-9210

International Number: 201-689-8049

Investors or analysts that wish to participate in the question and answer portion of the call should contact Kevin Mitchell, vice president of investor relations at kmitchell@hcigroup.com or 813-405-3603.

The conference call will be broadcast simultaneously and available for replay via the investor section of the company’s website at www.hcigroup.com.

Please call the conference telephone number 5 to 10 minutes before the start time. An operator will register your name and organization. If you have any difficulty connecting with the conference call, please contact Liolios Group at 949-574-3860.

A replay of the call will be available after 8:00 p.m. Eastern time on the same day through November 13, 2013.

Replay Number: 877-660-6853

International Replay Number: 201-612-7415

Conference ID: 100524

About HCI Group, Inc.

HCI Group, Inc. owns subsidiaries engaged in diverse, yet complementary business activities, including homeowners’ insurance, reinsurance, real estate and information technology services. The company’s largest subsidiary, Homeowners Choice Property & Casualty Insurance Company, Inc., is a leading provider of property and casualty insurance in the state of Florida.

The company’s common shares trade on the New York Stock Exchange under the ticker symbol “HCI” and are included in the Russell 2000 Index and S&P SmallCap 600 Index. Its 8% Senior Notes trade on the New York Stock Exchange under the ticker symbol “HCJ.” Its 7% Series A, cumulative redeemable preferred shares trade on the NASDAQ Capital Market under the ticker symbol “HCIIP.” For more information about HCI Group, visit www.hcigroup.com.

Forward-Looking Statements

This news release may contain forward-looking statements made pursuant to the Private Securities Litigation Reform Act of 1995. Words such as “anticipate,” “estimate,” “expect,” “intend,” “plan,” “confident,” “prospects” and “project” and other similar words and expressions are intended to signify forward-looking statements. Forward-looking statements are not guarantees of future results and conditions but rather are subject to various risks and uncertainties. For example, there can be no assurance the company’s core business will remain strong, that opportunities will remain abundant or the company will successfully expand and diversify through its information technology and real estate divisions. Some of these risks and uncertainties are identified in the company’s filings with the Securities and Exchange Commission. Should any risks or uncertainties develop into actual events, these developments could have material adverse effects on the company’s business, financial condition and results of operations. HCI Group, Inc. disclaims all obligations to update any forward-looking statements.

Company Contact:

Kevin Mitchell, Vice President of Investor Relations

HCI Group, Inc.

Tel 813-405-3603

kmitchell@hcigroup.com

Investor Relations Contact:

Matt Glover or Michael Koehler

Liolios Group, Inc.

Tel 949-574-3860

hci@liolios.com

HCI GROUP, INC. AND SUBSIDIARIES

Consolidated Balance Sheets

(Amounts in thousands, except share amounts)

	At September 30, 2013	At December 31, 2012
	(Unaudited)

Assets

Fixed-maturity securities, available-for-sale, at fair value	$62,093	35,953
Equity securities, available-for-sale, at fair value	11,971	8,876
Other investments	16,458	16,087

Total investments	90,522	60,916
Cash and cash equivalents	273,878	230,214
Accrued interest and dividends receivable	572	375
Premiums and reinsurance receivable	24,600	10,642
Prepaid reinsurance premiums	32,535	9,112
Deferred policy acquisition costs	18,872	10,032
Property and equipment, net	13,163	10,853
Deferred income taxes	5,664	3,848
Other assets	8,548	2,296

Total assets	$468,354	338,288

Liabilities and Stockholders’ Equity

Losses and loss adjustment expenses	$43,524	41,168
Unearned premiums	188,120	154,249
Advance premiums	9,628	4,029
Assumed reinsurance balances payable	586	1,377
Accrued expenses	9,665	3,041
Dividends payable	26	42
Income taxes payable	1,260	8,813
Long-term debt	40,250	—
Other liabilities	8,762	4,316

Total liabilities	301,821	217,035

Stockholders’ equity:
7% Series A cumulative convertible preferred stock (liquidation preference $10.00 per share), no par value, 1,500,000 shares authorized, 149,919 and 241,182 shares issued and outstanding in 2013 and 2012	—	—
Preferred stock (no par value 18,500,000 shares authorized, no shares issued or outstanding)	—	—
Common stock, (no par value, 40,000,000 shares authorized, 11,476,835 and 10,877,537 shares issued and outstanding in 2013 and 2012)	—	—
Additional paid-in capital	67,292	63,875
Retained income	98,070	55,758
Accumulated other comprehensive income	1,171	1,620

Total stockholders’ equity	166,533	121,253

Total liabilities and stockholders’ equity	$468,354	338,288

HCI GROUP, INC. AND SUBSIDIARIES

Consolidated Statements of Income

(Unaudited)

(Amounts in thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012

Revenue

Gross premiums earned	$81,244	53,109	$245,743	161,579
Premiums ceded	(28,310)	(22,506)	(74,923)	(53,475)

Net premiums earned	52,934	30,603	170,820	108,104

Net investment income	380	47	814	871
Policy fee income	815	624	3,013	2,167
Net realized investment gains (losses)	31	(4)	43	26
Gain on bargain purchase	—	—	—	179
Other	532	211	1,146	641

Total revenue	54,692	31,481	175,836	111,988

Expenses

Losses and loss adjustment expenses	14,489	15,017	47,775	50,382
Policy acquisition and other underwriting expenses	8,887	6,611	22,163	19,690
Interest expense	847	—	2,379	—
Other operating expenses	8,825	4,728	22,298	13,401

Total expenses	33,048	26,356	94,615	83,473

Income before income taxes	21,644	5,125	81,221	28,515

Income taxes	8,266	2,299	31,221	11,459

Net income	$13,378	2,826	$50,000	17,056

Preferred stock dividends	(22)	(42)	(88)	(286)

Income available to common stockholders	$13,356	2,784	$49,912	16,770

Basic earnings per common share	$1.17	0.30	$4.46	2.08

Diluted earnings per common share	$1.13	0.27	$4.32	1.79

Dividends per common share	$0.22	0.20	$0.68	0.55